Exhibit 99.1

Schnitzer Steel Reports Record Quarterly Revenue and Net Income

    PORTLAND, Ore.--(BUSINESS WIRE)--July 7, 2004--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported net income of $42.5 million or $1.37 per diluted share on revenues of $193.8 million for the third quarter ended May 31, 2004. In comparison, the Company reported net income of $15.0 million or $0.52 per diluted share on revenues of $127.9 million for the quarter ended May 31, 2003.
    For the first nine months of fiscal 2004, Schnitzer Steel reported net earnings of $73.2 million or $2.36 per diluted share on revenues of $483.7 million. These amounts compare to net income of $26.3 million or $0.92 per diluted share on revenues of $343.3 million during the first nine months of fiscal 2003.
    "It's a pleasure to report another record quarter for Schnitzer Steel," said Robert W. Philip, Chairman and Chief Executive Officer. "The quarter's results even exceeded our revised earnings guidance; however, what's especially pleasing about the third quarter's results was the fact that not just one business, but all of our major business segments reported record profits during the period. The Company's quarterly performance was led by our metals recycling business segments that include both our wholly-owned and joint venture businesses. Combined, the metals recycling businesses increased their operating profits by 219% over last year's third quarter. These businesses continue to benefit from our strategic export locations along the West Coast and Northeastern seaboards of the United States that allow us to efficiently access both export and domestic customers."
    Mr. Philip added, "During the third quarter of fiscal 2004 we also saw our Auto Parts Business segment grow its operating profit into record territory, which was due in part to the March 2004 acquisition of three new stores in Canada. This acquisition has gone well and is performing as we anticipated. Our Steel Manufacturing Business is also producing excellent results. During the most recent quarter, the steel mill reported its most profitable quarter ever as it continues to benefit from the improving economy, rising steel consumption and higher finished steel prices."
    In closing, Mr. Philip commented, "Schnitzer Steel is clearly benefiting from the improving worldwide economic conditions, but much of the credit goes to the managers and employees of both our wholly-owned and joint venture businesses who, on a daily basis, execute the strategies and business processes that ultimately make us successful."

    Metals Recycling Business

    The Metals Recycling Business's third quarter 2004 operating income amounted to $32.5 million, representing an improvement of 221% over the third quarter of last year. The increase was primarily driven by higher selling prices and sales volumes. Ferrous metal sales prices averaged a record $237 per ton during the recent quarter, which compares to $133 per ton reported in last year's third quarter and $158 per ton recognized in the second quarter of fiscal 2004. Many of the sales reported in the third quarter of fiscal 2004 were the result of orders taken late in the second quarter when market selling prices for ferrous metals rose to record levels. Third quarter 2004 sales volumes amounted to 445,000 tons, which were 3% higher than the volume shipped in the third quarter of fiscal 2003.
    The higher sales prices were offset in part by sizable increases in the cost of unprocessed metal as well as export shipping costs that continued to rise due to record ocean charter rates. During the third quarter of fiscal 2004, the Company's average export shipping costs rose 80% above the levels experienced in the third quarter of 2003 and 17% above the amounts reported in the second quarter of 2004. The rise in ocean charter costs has been primarily driven by the improving world economy resulting in increased demand.

    Joint Venture Businesses

    Income from Joint Ventures amounted to $28.0 million in the third quarter of fiscal 2004, representing a 217% improvement over the prior year period. The improvement came almost entirely from the joint ventures in the metals recycling business that experienced similar market changes as the Company's wholly owned Metals Recycling Business. Sales volumes rose to record levels during the recent quarter and totaled 1.8 million tons, representing a 42% increase over last year's third quarter. The majority of the volume improvement came from the joint venture brokerage business, which has continued to grow its market share. In addition, the processing joint ventures shipped a record 1.1 million tons in the third quarter of 2004, representing a 23% increase over the 2003 quarter. The higher sales volumes shipped by the processing joint ventures were caused in part by the sale of inventory that had temporarily built up during the first half of the year and was sold during the recent quarter.

    Auto Parts Business

    During the third quarter of fiscal 2004, the Auto Parts Business' grew its operating income to $8.6 million, which was 42% above the operating income of $6.0 million in the prior year's third quarter. Overall, revenues grew 35% from the third quarter of 2003 due to increases in both the retail and wholesale segments of the business. This improvement was driven by the addition of three new Canadian stores that were acquired in March 2004 and from the combination of higher recycled metal prices and continuing refinements in the business's core program. The higher revenues were offset in part by increases in the cost of inventory, which was affected by the rise in recycled metal prices.

    Steel Manufacturing Business

    The Steel Manufacturing Business reported an operating profit $7.0 million in the third quarter of fiscal 2004, which compares to an operating loss of $0.3 million in the same 2003 period. Selling prices averaged $448 per ton in the most recent quarter, representing 53% and 28% increases over the third quarter of 2003 and the second quarter of 2004, respectively. Last year's average quarterly selling price reflected the depressed market conditions that remained near the low point in the last market cycle. In contrast, the Steel Manufacturing Business is currently participating in an improving market where prices are rising due primarily to increases in world wide steel consumption, including the domestic West Coast market.
    The consumption of finished steel improved during the third quarter of fiscal 2004; however, as anticipated we saw third quarter 2004 sales volumes fall short of last year's third quarter level due to a significant increase in sales volumes during the second quarter of 2004 as customers bought ahead of announced price increases. Third quarter 2004 sales volumes amounted to 155,000 tons, which was 6% and 5% lower than the volumes shipped in the third quarter of fiscal 2003 and the second quarter of fiscal 2004, respectively. The higher selling prices were also offset by increases in the cost to produce finished steel, most of which were driven by sharply higher raw material costs related to the rise in recycled metal prices.

    General and Administrative Costs

    The Company's general and administrative expense amounted to $13.2 million in the third quarter of fiscal 2004 compared to $8.3 million in last year's third quarter. The higher administrative costs were primarily driven by an increase in the Company's bonus accrual. The Company bonus plan is based upon the principles of Economic Value Added (EVA(R)) and covers nearly 400 of the Company's employees. The bonus plan is directly tied to the financial performance of the Company. As such, the recent record financial performance of the Company has resulted in significantly higher bonus expense in the fiscal 2004 period.

    Fourth Quarter Outlook

    During the third quarter of fiscal 2004 ferrous recycled metal selling prices began to ease from the record highs that were achieved for orders received in early March 2004. The Company believes that the decline was caused by a number of factors, including concerns over the impact of the Chinese government's recent attempt to slow its economy coupled with Asian steel mills buying metal ahead in anticipation of higher prices. Today, the uncertainty continues; however, market prices for ferrous metal have recently firmed and remain high from an historical perspective. The Metals Recycling Business normally accepts export orders 60 to 90 days before shipment. Based upon the Metals Recycling Businesses' current order backlog, contracted selling prices that are expected to be shipped in the fourth quarter are, on average, above the average realized in the first nine months of fiscal 2004, but below the record average prices in the third quarter of fiscal 2004. Fourth quarter 2004 ferrous metal sales volumes are anticipated to be in the 475,000 to 500,000 ton range. Ocean freight rates also remain relatively high; however, rates have receded from levels incurred by the Company in the third quarter of fiscal 2004. The cost of unprocessed ferrous metal remains very competitive and volatile. We anticipate the cost of unprocessed metal to generally follow the trend of market selling prices.
    The joint venture processors in the metals recycling business are anticipated to experience similar market trends as the Company's wholly owned Metals Recycling Business; however, their financial results may vary depending on geographical locations, competition and other factors. Fourth quarter 2004 sales volumes should approximate a more normal quarterly shipment rate. Two of the joint venture businesses use last-in first-out (LIFO) to value their inventory and record a LIFO adjustment during the fourth quarter of each fiscal year. During last year's fourth quarter, the LIFO adjustment resulted in a $2.2 million charge that reduced income from operations. It is difficult to predict the ultimate impact of LIFO on the Company's fourth quarter 2004 earnings.
    Due to the timing of when finished steel price increases took effect in the third quarter of fiscal 2004 as well as recently announced additional price increases, we anticipate that the Steel Manufacturing Business's average selling price will rise in the fourth quarter of fiscal 2004. Fourth quarter sales volumes are expected to be modestly above third quarter 2004 levels, which approximate the mill's current production rate. Compared to the third quarter of fiscal 2004, fourth quarter raw material costs should be modestly lower due to anticipated declines in recycled metal selling prices.
    The Auto Parts Business typically experiences a modest reduction in retail demand in the fourth quarter of each year as customer admissions decrease due to hot weather conditions. Wholesale revenues are anticipated to decline from the third quarter 2004 levels due to lower recycled metal pricing, but remain ahead of last year's levels. The Auto Parts Business's operating profits should continue to benefit from the addition of the three new Canadian stores where retail sales tend to be seasonably strong during the summer months.
    Assuming no LIFO inventory valuation adjustments at the Company's joint venture businesses, the Company estimates its fourth quarter 2004 income from operations to be in the $45 million to $52 million range. This amount compares to income from operations of $24.8 million reported for the fourth quarter of fiscal 2003, which includes the aforementioned $2.2 million LIFO charge that was recorded in the 2003 fourth quarter.
    The Company's effective tax rate for the fourth quarter of fiscal 2004 should continue to benefit from Extraterritorial Income Exclusion benefits associated with certain export sales. These, as well as other factors, including increased profitability, should result in a fourth quarter 2004 effective tax rate of approximately 35%.

    Third Quarter 2004 Conference Call

    In conjunction with this release, Schnitzer Steel invites you to listen to its conference call that will be broadcast over the Internet on July 7, 2004 at 5 PM EST with Robert W. Philip, Chairman and Chief Executive Officer and Barry A. Rosen, Vice President -- Finance and Chief Financial Officer. The call is being webcast by CCBN and can be accessed on Schnitzer Steel's web site at www.schnitzersteel.com.

    Schnitzer Steel Industries, Inc. is one of the nation's largest recyclers of ferrous metals, a manufacturer of finished steel products and a leading self-service used auto parts retailer. The Company, with its joint venture partners, processes approximately 5.0 million tons of recycled ferrous metals per year as well as brokers nearly 2.0 million tons through it global trading joint venture. In addition, the Company's steel mill has an annual production capacity of approximately 700,000 tons of finished steel products. The Company and its joint venture partners operate primarily along the West Coast and Northeastern seaboard of the United States.

    This news release, particularly the "Outlook" section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. One can generally identify these forward-looking statements because they contain "expect", "believe", "anticipate", "estimate" and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting both Schnitzer Steel Industries, Inc.'s consolidated operations and its joint ventures (the Company) that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and raw materials it purchases; world economic conditions; world political conditions; changes in federal and state income tax laws; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates; the predictability of joint venture operating results; and the inability to complete expected large scrap export shipments in the current quarter, all as discussed in more detail under the heading "Factors That Could Affect Future Results" in the Company's most recent quarterly report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.
    For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com.
    EVA(R) is a registered trademark of Stern Stewart & Company.



                   SCHNITZER STEEL INDUSTRIES, INC.
                   CONSOLIDATED STATEMENT OF INCOME
               (in thousands, except per share amounts)
                              (Unaudited)

                               For the Three     For the Nine Months
                               Months Ended            Ended
                             ------------------- -------------------
                              May 31,   May 31,   May 31,   May 31,
                               2004      2003      2004      2003
                             --------- --------- --------- ---------


 Revenues                    $193,750  $127,944  $483,729  $343,270
                             --------- --------- --------- ---------

 Costs and expenses:
   Cost of goods sold         139,339   105,051   381,667   288,000
   Impairment and other
    nonrecurring charges            -         -         -     2,100
   Selling and commission
    expenses                    1,903     1,369     4,287     3,811
   General and administrative
    expenses                   13,206     8,337    30,771    23,484
                             --------- --------- --------- ---------

 Income from consolidated
  operations                   39,302    13,187    67,004    25,875

 Income from joint ventures    28,013     8,840    42,634    18,209
                             --------- --------- --------- ---------

 Income from operations        67,315    22,027   109,638    44,084

 Other expense:
   Interest expense              (562)     (444)   (1,488)   (1,134)
   Other expense, net            (315)      (61)     (161)     (277)
                             --------- --------- --------- ---------
                                 (877)     (505)   (1,649)   (1,411)
                             --------- --------- --------- ---------


 Income before cumulative
  effect of change
  in accounting principle,
  income taxes, minority
  interests and
  pre-acquisition interests    66,438    21,522   107,989    42,673

 Income tax provision         (23,187)   (5,945)  (32,951)  (11,462)
                             --------- --------- --------- ---------

 Income before cumulative
  effect of change
  in accounting principle,
  minority interests,
  and pre-acquisition
  interests                    43,251    15,577    75,038    31,211

 Minority interests, net of
  tax                            (737)     (549)   (1,797)   (1,350)
 Pre-acquisition interests,
  net of tax                        -         -         -    (2,547)
                             --------- --------- --------- ---------
 Income before cumulative
  effect of change in
  accounting principle         42,514    15,028    73,241    27,314

 Cumulative effect of change
  in accounting principle           -         -         -      (983)
                             --------- --------- --------- ---------

 Net income                  $ 42,514  $ 15,028  $ 73,241  $ 26,331
                             ========= ========= ========= =========


 Basic earnings per share    $   1.41  $   0.54  $   2.45  $   0.95
                             ========= ========= ========= =========

 Diluted earnings per share  $   1.37  $   0.52  $   2.36  $   0.92
                             ========= ========= ========= =========



                   SCHNITZER STEEL INDUSTRIES, INC.
                         FINANCIAL HIGHLIGHTS
               (in thousands, except per share amounts)
                              (Unaudited)


                               For the Three     For the Nine Months
                               Months Ended             Ended
                             ------------------- -------------------
                              May 31,   May 31,   May 31,   May 31,
                               2004      2003      2004      2003
                             --------- --------- --------- ---------

REVENUES:

Metals Recycling Business:
  Ferrous sales              $121,086  $ 65,172  $282,526  $171,732
  Nonferrous sales             15,174    12,764    39,661    34,548
  Other sales                   1,737     1,382     4,739     4,328
                             --------- --------- --------- ---------
    Total sales               137,997    79,318   326,926   210,608

Auto Parts Business            23,294    17,311    58,199    48,205
Steel Manufacturing Business   72,048    51,076   185,128   135,177
Intercompany sales
 eliminations                 (39,589)  (19,761)  (86,524)  (50,720)
                             --------- --------- --------- ---------
    Total                    $193,750  $127,944  $483,729  $343,270
                             ========= ========= ========= =========


INCOME (LOSS) FROM OPERATIONS:

Metals Recycling Business    $ 32,462  $ 10,114  $ 55,547  $ 21,679
Auto Parts Business             8,554     6,005    19,537    16,236
Steel Manufacturing Business    6,956      (283)    9,506    (2,898)
Joint ventures                 28,013     8,840    42,634    18,209
Corporate expense              (6,053)   (2,445)  (11,717)   (6,998)
Intercompany eliminations      (2,617)     (204)   (5,869)      (44)
Impairment and other
 nonrecurring charges               -         -         -    (2,100)
                             --------- --------- --------- ---------
    Total                    $ 67,315  $ 22,027  $109,638  $ 44,084
                             ========= ========= ========= =========



NET INCOME                   $ 42,514  $ 15,028  $ 73,241  $ 26,331
                             ========= ========= ========= =========

BASIC EARNINGS PER SHARE     $   1.41  $   0.54  $   2.45  $   0.95
                             ========= ========= ========= =========

DILUTED EARNINGS PER SHARE   $   1.37  $   0.52  $   2.36  $   0.92
                             ========= ========= ========= =========

SHARE INFORMATION
(THOUSANDS):
   Basic shares outstanding    30,088    27,825    29,897    27,687
                             ========= ========= ========= =========

   Diluted shares outstanding  31,059    28,992    31,049    28,476
                             ========= ========= ========= =========


                   Schnitzer Steel Industries, Inc.
                     Selected Operating Statistics
                              (Unaudited)


                               Q1 FY04   Q2 FY04   Q3 FY04      FY04
                             ----------------------------------------
Metals Recycling Business
  Ferrous Recycled Metal
  Sales Prices ($/LT)
    Domestic(a)                   $135      $168      $228      $177
    Export                        $144      $154      $243      $180
    Average                       $140      $158      $237      $179

  Ferrous Sales Volume (LT)
    Domestic Processed(a)       99,781   105,371   112,310   317,462
    Domestic Brokered(a)        73,366    40,658    52,627   166,651
    Export                     235,481   355,304   280,493   871,278
                             ----------------------------------------
      Total (a)                408,628   501,333   445,430 1,355,391
                             ========================================

    (a) Includes sales to
    the Steel Manufacturing
    Business                   157,989   131,837   158,314   448,140
                             ========================================


Steel Manufacturing Business
  Sales Prices ($/NT)
    Rebar                         $308      $354      $460      $367
    Other                         $313      $347      $438      $369
    Average                       $310      $351      $448      $368

  Sales Volume (NT)
    Rebar                       91,204    89,699    71,069   251,972
    Wire Rod                    43,020    43,358    49,165   135,543
    Other                       28,370    29,252    34,595    92,217
                             ----------------------------------------
      Total                    162,594   162,309   154,829   479,732
                             ========================================

Joint Ventures Ferrous
 Recycled Metal Sales Volume
  Processed (LT)               674,622   827,787 1,086,024 2,588,433
  Brokered (LT)                677,395   623,066   710,310 2,010,771
                             ----------------------------------------
                             1,352,017 1,450,853 1,796,334 4,599,204
                             ========================================

Note: Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer


                   Schnitzer Steel Industries, Inc.
                     Selected Operating Statistics
                              (Unaudited)

                      Q1 FY03   Q2 FY03   Q3 FY03   Q4 FY03      FY03
                    --------------------------------------------------
Metals Recycling Business
  Ferrous Recycled Metal
  Sales Prices ($/LT)
     Domestic(a)         $100      $108      $125      $119      $114
     Export              $104      $113      $140      $144      $127
     Average             $102      $111      $133      $137      $122

  Ferrous Sales
  Volume (LT)
     Domestic
      Processed(a)    113,439    95,277   132,217    82,087   423,020
     Domestic
      Brokered(a)      38,890    57,462    60,322    75,376   232,050
     Export           142,199   402,437   239,801   372,658 1,157,095
                    --------------------------------------------------
       Total (a)      294,528   555,176   432,340   530,121 1,812,165
                    ==================================================

  (a) Includes sales
    to the Steel
    Manufacturing
    Business          114,988   140,823   144,274   134,787   534,872
                    ==================================================


Steel Manufacturing Business
  Sales Prices ($/NT)
     Rebar               $273      $269      $282      $298      $282
     Other               $293      $299      $305      $303      $300
     Average             $284      $283      $293      $300      $291

  Sales Volume (NT)
     Rebar             64,652    74,160    88,323    99,829   326,964
     Wire Rod          50,216    37,790    47,469    51,016   186,491
     Other             27,470    25,099    28,418    27,170   108,157
                    --------------------------------------------------
       Total          142,338   137,049   164,210   178,015   621,612
                    ==================================================

Joint Ventures
 Ferrous Recycled
 Metal Sales Volume
  Processed (LT)      635,899   941,220   880,173   865,255 3,322,547
  Brokered (LT)       470,304   304,068   387,336   674,753 1,836,461
                    --------------------------------------------------
                    1,106,203 1,245,288 1,267,509 1,540,008 5,159,008
                    ==================================================

Note: Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer


    CONTACT: Schnitzer Steel Industries, Inc.
             Financial Contact:
             Barry Rosen, 503-323-2720
             or
             Press Contact:
             Tom Zelenka, 503-323-2821
             or
             www.schnitzersteel.com